Exhibit 99.1

US $

Resolute Reports Record Preliminary Third Quarter 2018 Results

and Declares Special Dividend

•	Q3 GAAP net income of $117 million or $1.25 per diluted share
•	Adjusted EBITDA of $189 million
•	Net debt to trailing 12 month adjusted EBITDA drops to 1.0; liquidity at $654 million
•	Completion of the sale of Fairmont for $62 million
•	Special dividend of $1.50 per share

MONTRÉAL, CANADA, November 1, 2018 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended September 30, 2018, of $117 million, or $1.25 per diluted share, compared to $24 million, or $0.26 per share, in the same period in 2017. Sales were $974 million in the quarter, an increase of $89 million from the year-ago period. Excluding special items, the company reported net income of $96 million, or $1.03 per share, compared to $31 million, or $0.34 per share, in the third quarter of 2017.

“Our best pulp quarter combined with continued positive market dynamics for paper helped offset the effects of a weaker lumber market, leading to another quarter of record results and a further reduction in leverage. Our continued focus on improving operational performance also resulted in a notable increase in the profitability of our specialty papers business,” said Yves Laflamme, president and chief executive officer.

“We recently entered into an agreement to sell the Catawba paper and pulp mill for $300 million, and today, we will complete the previously announced sale of the Fairmont recycled pulp mill for proceeds of $62 million, subject to final working capital adjustments. These transactions allow us to maximize the value of these assets and redeploy capital to increase shareholder value. We remain focused on growing our core businesses in line with our transformation strategy, reducing debt and returning capital to our shareholders.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $135 million in the quarter, compared to $121 million in the second quarter of 2018. Despite weaker lumber markets, overall results increased by $14 million, supported by higher pricing and improved productivity in our pulp and paper operations. Higher manufacturing expense, mostly associated with rising fiber costs, were mitigated by the favorable impact of the weaker Canadian dollar and improved freight costs.

Market Pulp

Operating income in the market pulp segment was $57 million, $16 million higher than the second quarter. The average transaction price continued to rise, up another $37 per metric ton to $784. Shipments also increased by 14,000 metric tons, largely due to improved productivity. Despite higher recovered paper prices and extended downtime planned at the Saint-Félicien mill (Quebec), the operating cost per unit (the “delivered cost”) decreased to $629 per metric ton, mostly due to higher volume. Consequently, record EBITDA of $64 million or, $174 per metric ton, was realized this quarter.

A significant portion of the strategic project at the Saint-Félicien mill to increase production capacity, decrease costs and further reduce greenhouse gas emissions was completed, as planned. Production at the mill restarted in mid-October.

Tissue

The tissue segment incurred an operating loss of $10 million, unchanged from the previous quarter. Sales continued to improve, rising another 5%, driven by more converted product shipments and an increase in the average transaction price of $34 per short ton. However, the delivered cost remained elevated in the quarter, at $2,003 per short ton, as we continue to focus on ramping up both the tissue machine and converting lines at our Calhoun (Tennessee) facility. As a result, EBITDA for the segment remained at negative $5 million.

Wood Products

Compared to the second quarter, operating income in the wood products segment dropped $34 million, to $45 million, largely due to weaker pricing. Our average transaction price retreated from record levels in the second quarter, to $457 per thousand board feet this quarter, down 11%, or $57 per thousand board feet. Shipments also decreased by 49 million board feet, pushing finished goods inventory up to 162 million board feet. Despite higher log costs and lower sales volume, the delivered cost remained unchanged at $355 per thousand board feet, mainly due to the favorable effect of the weaker Canadian dollar, and lower freight costs as shipments to the U.S. decreased. EBITDA for the segment decreased to $53 million, compared to $86 million in the second quarter.

Newsprint

At $32 million in the third quarter, newsprint generated $14 million more operating income than the second quarter. This increase is attributable to the rise in average transaction price, up $45 to $629 per metric ton. Timing of export sales impacted shipments, which decreased by 22,000 metric tons, and contributed to the 11,000 metric ton rise in finished goods inventory. The delivered cost increased by $5 per metric ton, mainly due to higher power costs, associated with abnormally warm weather, and maintenance outages. As a result, EBITDA increased by $13 million to $48 million for the quarter, equivalent to $130 per metric ton.

Specialty Papers

The specialty papers segment generated operating income of $26 million in the quarter, a $22 million improvement over the second quarter. Sales rose by 10% as pricing increased $36 per short ton, to $737, and shipments were 14,000 short tons higher due to better productivity and the absence of planned maintenance outages at our integrated pulp and paper mills. The delivered cost fell by 6%, or $41 per short ton, resulting from improved efficiency, as well as lower maintenance and freight costs. EBITDA rose to $38 million, or $131 per short ton, compared to $16 million in the previous quarter. Finished goods inventory was 11% higher this quarter to meet the expected seasonal increase in demand in the fourth quarter for supercalendered paper.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company’s operating income improved by $89 million, compared to the third quarter of 2017. Favorable pricing in all segments added $134 million to our results compared to 2017, as the average transaction price increased by 23% for newsprint, 21% for market pulp, 12% for specialty papers, and 11% for wood products. In addition, no closure and related inventory write-down charges were recorded in the quarter, compared to $19 million in the year-ago period.

These favorable items were partially offset by an increase in manufacturing costs of $46 million, mainly resulting from higher market-related fiber costs and maintenance. Results were also impacted by lower volume ($5 million), mainly due to weaker lumber demand, and a 13% rise in freight expense ($14 million), largely higher rates.

Corporate and Finance

During the quarter, the company generated $131 million of cash from operations. In addition, following the revocation of the countervailing duty order on supercalendered paper, $25 million of the $61 million of cash deposits were returned with interest. After $41 million of capital expenditures and $21 million of lumber duty deposits, $30 million of debt was repaid, leaving nothing drawn on the revolving credit facilities on September 30, 2018. As a result, liquidity rose to $654 million and our net debt to trailing 12 month adjusted EBITDA dropped to 1.0x.

Cumulative duty deposits of $130 million were recorded on our balance sheet, including $88 million for softwood lumber. Following the termination of cash deposit requirements for our paper products, outstanding deposits of $36 million for supercalendered paper and $6 million for uncoated groundwood papers will be refunded, with interest, largely in the fourth quarter.

On August 14, Moody’s Investors Service upgraded the company’s corporate family rating to Ba3 and affirmed a stable outlook.

Outlook

“Our view on pulp markets remains positive through the fourth quarter, supported by continued market supply disruptions and steady demand growth. For lumber, the recent price declines are expected to negatively impact our results in the fourth quarter. In the medium to long term, we believe that the ongoing recovery in U.S. housing starts and the growth in the repair and renovation segment should improve demand. While paper markets continue to be impacted by the structural decline in demand, we expect the implementation of previously announced price increases for some of our paper products to continue to favorably impact our results in the fourth quarter. For tissue, we continue to focus on operational improvements to support our sales growth,” added Mr. Laflamme.

Special Dividend

The company is announcing a special cash dividend of $1.50 per share. The special dividend will be payable on December 20, 2018 to shareholders of record at the close of business on December 6, 2018.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until November 15, 2018, by dialing (800) 585-8367, conference number 7256676.

Description of Special Items

Special items (in millions)	Third quarter 2018	Third quarter 2017
Foreign currency translation gain	$–	$(7)
Closure costs, impairment and other related charges	–	8
Inventory write-downs related to closures	–	11
Start-up costs	–	3
Net gain on disposition of assets	–	(2)
Non-operating pension and OPEB credits	(13)	(2)
Other (income) expense, net	(14)	1
Income tax effect of special items	6	(5)

Total	$(21)	$7

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun (Tennessee) tissue operations; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local weather conditions and climate change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations or the delivery of our products;

cybersecurity risks; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; countervailing or anti-dumping duties on imports to the U.S. of most of our paper products and substantially all of our softwood lumber products produced at our Canadian mills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; adverse outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2017.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
Sales	$974	$885	$2,824	$2,615
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	628	628	1,881	1,945
Depreciation and amortization	54	52	161	153
Distribution costs	117	110	356	328
Selling, general and administrative expenses	40	43	125	122
Closure costs, impairment and other related charges	—	8	1	80
Net gain on disposition of assets	—	(2)	(4)	(2)

Operating income (loss)	135	46	304	(11)
Interest expense	(12)	(13)	(36)	(36)
Non-operating pension and other postretirement benefit credits (3)	13	2	38	6
Other income, net	14	6	4	11

Income (loss) before income taxes	150	41	310	(30)
Income tax provision	(33)	(15)	(111)	(63)

Net income (loss) including noncontrolling interests	117	26	199	(93)
Net income attributable to noncontrolling interests	—	(2)	—	(4)

Net income (loss) attributable to Resolute Forest Products Inc.	$117	$24	$199	$(97)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$1.28	$0.27	$2.18	$(1.07)
Diluted	1.25	0.26	2.14	(1.07)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	91.3	90.5	91.3	90.4
Diluted	93.4	91.6	93.2	90.4

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$72	$6
Accounts receivable, net:
Trade	368	399
Other (2)	109	80
Inventories, net	511	526
Assets held for sale (1)	242	—
Other current assets	45	33

Total current assets	1,347	1,044

Fixed assets, net	1,545	1,716
Amortizable intangible assets, net	62	65
Goodwill	81	81
Deferred income tax assets	924	1,076
Other assets	186	165

Total assets	$4,145	$4,147

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$447	$420
Current portion of long-term debt	1	1
Liabilities associated with assets held for sale (1)	79	—

Total current liabilities	527	421

Long-term debt, net of current portion	644	788
Pension and other postretirement benefit obligations	1,090	1,257
Deferred income tax liabilities	1	13
Other liabilities	73	68

Total liabilities	2,335	2,547

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders' equity:
Common stock	—	—
Additional paid-in capital	3,798	3,793
Deficit	(1,095)	(1,294)
Accumulated other comprehensive loss	(774)	(780)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders' equity	1,809	1,599

Noncontrolling interests	1	1

Total equity	1,810	1,600

Total liabilities and equity	$4,145	$4,147

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months
	Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$199	$(93)
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	6	8
Depreciation and amortization	161	153
Closure costs, impairment and other related charges	—	66
(Reversal of) inventory write-downs related to closures	(1)	24
Deferred income taxes	106	60
Net pension contributions and other postretirement benefit payments	(112)	(92)
Net gain on disposition of assets	(4)	(2)
Loss (gain) on translation of foreign currency denominated deferred income taxes	28	(80)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(23)	65
Net planned major maintenance payments	(7)	(6)
Changes in working capital:
Accounts receivable	(6)	(6)
Inventories	(53)	(6)
Other current assets	(13)	(8)
Accounts payable and accrued liabilities	61	12
Other, net	9	4

Net cash provided by operating activities	351	99

Cash flows from investing activities:
Cash invested in fixed assets	(94)	(136)
Disposition of assets	2	3
Decrease (increase) in countervailing duty cash deposits on supercalendered paper, net	13	(17)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(62)	(18)
Increase in countervailing duty cash deposits on uncoated groundwood paper (2)	(6)	—

Net cash used in investing activities	(147)	(168)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facilities	(144)	70
Payments of debt	—	(1)
Payments of financing and credit facility fees	(1)	—

Net cash (used in) provided by financing activities	(145)	69

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(1)	6

Net increase in cash and cash equivalents, and restricted cash	58	6
Cash and cash equivalents, and restricted cash:
Beginning of period	49	73

End of period	$107	$79

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$72	$38
Restricted cash (included in "Other current assets" and "Other assets")	35	41

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended September 30, 2018 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$135	$117	$1.25

Adjustments for special items:
Non-operating pension and OPEB credits	—	(13)	(0.14)
Other income, net	—	(14)	(0.15)
Income tax effect of special items	—	6	0.07

Adjusted for special items	$135	$96	$1.03

Three months ended September 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$46	$24	$0.26

Adjustments for special items:
Foreign exchange gain	—	(7)	(0.08)
Closure costs, impairment and other related charges	8	8	0.09
Inventory write-downs related to closures	11	11	0.12
Start-up costs	3	3	0.03
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	—	(2)	(0.02)
Other expense, net	—	1	0.01
Income tax effect of special items	—	(5)	(0.05)

Adjusted for special items	$66	$31	$0.34

Nine months ended September 30, 2018 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$304	$199	$2.14

Adjustments for special items:
Foreign exchange loss	—	2	0.02
Closure costs, impairment and other related charges	1	1	0.01
Reversal of inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Net gain on disposition of assets	(4)	(4)	(0.04)
Non-operating pension and OPEB credits	—	(38)	(0.41)
Other income, net	—	(6)	(0.07)
Income tax effect of special items	—	18	0.19

Adjusted for special items	$308	$179	$1.92

Nine months ended September 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(11)	$(97)	$(1.07)

Adjustments for special items:
Foreign exchange gain	—	(10)	(0.11)
Closure costs, impairment and other related charges	80	80	0.89
Inventory write-downs related to closures	24	24	0.26
Start-up costs	18	18	0.20
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	—	(6)	(0.07)
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	(8)	(0.09)

Adjusted for special items	$109	$(2)	$(0.02)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2018 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$57	$(10)	$45	$32	$26	$(33)	$117
Interest expense						12	12
Income tax provision						33	33
Depreciation and amortization	7	5	8	16	12	6	54

EBITDA	$64	$(5)	$53	$48	$38	$18	$216
Non-operating pension and OPEB credits						(13)	(13)
Other income, net						(14)	(14)

Adjusted EBITDA	$64	$(5)	$53	$48	$38	$(9)	$189

Three months ended September 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$19	$(3)	$64	$(6)	$7	$(55)	$26
Interest expense						13	13
Income tax provision						15	15
Depreciation and amortization	8	2	9	16	11	6	52

EBITDA	$27	$(1)	$73	$10	$18	$(21)	$106
Foreign exchange gain						(7)	(7)
Closure costs, impairment and other related charges						8	8
Inventory write-downs related to closures						11	11
Start-up costs						3	3
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB credits						(2)	(2)
Other expense, net						1	1

Adjusted EBITDA	$27	$(1)	$73	$10	$18	$(9)	$118

Nine months ended September 30, 2018 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$131	$(21)	$177	$46	$23	$(157)	$199
Interest expense						36	36
Income tax provision						111	111
Depreciation and amortization	22	11	23	49	36	20	161

EBITDA	$153	$(10)	$200	$95	$59	$10	$507
Foreign exchange loss						2	2
Closure costs, impairment and other related charges						1	1
Reversal of inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Net gain on disposition of assets						(4)	(4)
Non-operating pension and OPEB credits						(38)	(38)
Other income, net						(6)	(6)

Adjusted EBITDA	$153	$(10)	$200	$95	$59	$(28)	$469

Nine months ended September 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$42	$(4)	$129	$(17)	$4	$(247)	$(93)
Interest expense						36	36
Income tax provision						63	63
Depreciation and amortization	24	4	25	49	34	17	153

EBITDA	$66	$—	$154	$32	$38	$(131)	$159
Foreign exchange gain						(10)	(10)
Closure costs, impairment and other related charges						80	80
Inventory write-downs related to closures						24	24
Start-up costs						18	18
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB credits						(6)	(6)
Other income, net						(1)	(1)

Adjusted EBITDA	$66	$—	$154	$32	$38	$(28)	$262

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	As of September 30, 2018, we held for sale our recycled bleached kraft (or “RBK”) pulp mill in Fairmont (West Virginia) and our paper and pulp mill in Catawba (South Carolina).

On August 29, 2018, we entered into a definitive asset purchase agreement to sell our RBK pulp mill in Fairmont. The sale is expected to close on November 1, 2018, for total cash consideration of $62 million, subject to final working capital adjustments, resulting in a net gain on disposition of assets of $40 million, which would be recorded in the fourth quarter of 2018.

On October 2, 2018, we entered into a definitive asset purchase agreement to sell our paper and pulp mill in Catawba for total consideration of approximately $300 million, consisting of $260 million in cash, and the assumption of $40 million of liabilities, largely net pension benefit obligations, subject to customary closing adjustments.

Assets held for sale, net as of September 30, 2018 and December 31, 2017, were comprised of the following:

(Unaudited, in millions)	September 30, 2018	December 31, 2017
Assets held for sale:
Accounts receivable, net	$45	$–
Inventories, net	70	–
Other current assets	5	–
Fixed assets, net	121	–
Other assets	1	–

Total assets held for sale	242	–

Liabilities associated with assets held for sale:
Accounts payable and accrued liabilities	40	–
Pension and other postretirement benefit obligations	34	–
Other liabilities	5	–

Total liabilities associated with assets held for sale	79	–

	$163	$–

2.

On August 9, 2017, countervailing duty and anti-dumping petitions were filed with the U.S. Department of Commerce (or “Commerce”) and the U.S. International Trade Commission (or “ITC”) by a U.S. uncoated groundwood (or “UGW”) paper producer requesting that the U.S. government impose countervailing and anti-dumping duties on Canadian-origin UGW paper exported to the U.S. One of our subsidiaries was identified in the petitions as being a Canadian exporting producer of UGW paper to the U.S. and was selected as a mandatory respondent to be investigated by Commerce in both the countervailing duty and anti-dumping investigations.

On January 9, 2018, Commerce announced its preliminary determination in its countervailing duty investigation on Canadian-origin UGW paper exported to the U.S. As a result, beginning January 16, 2018, we were required to pay cash deposits to the U.S. Customs and Border Protection agency at a rate of 4.42% of the custom’s value for estimated countervailing duties on our U.S. imports of the UGW paper produced at our Canadian mills, with the exception of supercalendered paper, which was subject to distinct countervailing duties. The preliminary rate remained in effect until May 15, 2018. On March 13, 2018, Commerce also announced its preliminary determination in the anti-dumping investigation, whereby it determined that we did not sell Canadian-origin UGW paper exported to the U.S. for less than fair market value during the relevant period (from July 1, 2016 to June 30, 2017).

On August 29, 2018, the ITC determined that the U.S. UGW paper producer was not materially injured nor threatened with material injury by U.S. imports of Canadian-origin UGW paper, and that no countervailing duty or anti-dumping orders will be issued. As a result, we will receive a refund of all cash deposits made on our U.S. imports of UGW paper produced at our Canadian mills, plus interest, and no further cash deposits are required going forward. Through September 30, 2018, our cash deposits, to be refunded, totaled $6 million. These cash deposits were recorded in “Accounts receivable, net – Other” in our Consolidated Balance Sheets.

3.

In March 2017, the Financial Accounting Standards Board (or the “FASB”) issued Accounting Standards Update (or “ASU”) 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which requires employers that present a measure of operating income in their statements of earnings to disaggregate and present only the service cost component of net periodic pension cost and net periodic other postretirement benefit (or “OPEB”) cost in operating expenses (together with other employee compensation costs arising during the period). The other components of the net periodic pension cost and net periodic OPEB cost (or “Non-operating pension and OPEB costs”) are reported separately outside any subtotal of operating income. This update is effective retrospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this ASU on January 1, 2018.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

The effect of this ASU on our Consolidated Statements of Operations for the three months ended September 30, 2018 and 2017, was as follows:

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
(Unaudited, in millions)	Before ASU	Effect of Change	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution cost	$615	$13	$628	$624	$4	$628
Closure costs, impairment and other related charges	–	–	–	10	(2)	8
Operating income	148	(13)	135	48	(2)	46
Non-operating pension and other postretirement benefit credits	–	13	13	–	2	2

The effect of this ASU on our Consolidated Statements of Operations for the nine months ended September 30, 2018 and 2017, was as follows:

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017
(Unaudited, in millions)	Before ASU	Effect of Change	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution costs	$1,842	$39	$1,881	$1,936	$9	$1,945
Selling, general and administrative expenses	126	(1)	125	123	(1)	122
Closure costs, impairment and other related charges	1	–	1	82	(2)	80
Operating income (loss)	342	(38)	304	(5)	(6)	(11)
Non-operating pension and other postretirement benefit credits	–	38	38	–	6	6

4.

The company declared a special cash dividend of $1.50 per share on November 1, 2018. The special dividend will be payable on December 20, 2018 to shareholders of record at the close of business on December 6, 2018.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.

Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with FASB Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses, non-operating pension and OPEB costs and credits, other income (expense), net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.

2.	The operating results of our Calhoun (Tennessee) tissue operations, previously recorded under corporate and other, have been recorded in our tissue segment since April 1, 2018.